For Immediate Release

BIOLOK INTERNATIONAL RECEIVES FDA CLEARANCE FOR UNIQUE AND CLINICALLY SAFE TIME RELEASE BONE AUGMENTATION PRODUCT

DEERFIELD BEACH, FL -- March 22, 2006 -- BioLok International Inc. (OTCBB:BLLI), the manufacturer and worldwide distributor of leading-edge dental implant technology, today announced that it has received 510(k) clearance from the United States Food and Drug Administration (FDA) to market BoneGen-TR. The FDA clearance, which could have taken up to 90 days or longer, was granted 5 weeks after BioLok made its submission.

BoneGen-TR from BioLok, a pioneer in merging technological innovation and cell biology, is a clinically safe, nano-composite, time release calcium sulfate product used for bone regeneration, augmentation and as a soft tissue barrier in Implantology, Periodontology, Endodontics and Oral Surgery. The broad bone augmentation market is estimated at $1 billion annually.

"We are excited to have received FDA clearance for BoneGen-TR," said Bruce L. Hollander, President of BioLok International. "BoneGen-TR for the dental bone market is an extraordinary complement to the Laser-Lok dental implant, our other core product which uses a micro-grooving nanotechnology process to promote tissue and bone attachment. Each of our core products is patented and approved by the FDA for unique and safe dental applications. Collectively, these products position us with a differentiated value proposition for marketing to professionals while addressing a combined $2 billion market. The entire BioLok organization is energized by the prospects to grow our business and better support our customers and their patients with clinically superior and cost competitive products."

BoneGen-TR has been under development at BioLok's Orthogen Research Division and at the New York University College of Dentistry. The patent protected product is made in small pellet form. Calcium sulfate has been used for bone augmentation for many decades. A pure calcium sulfate product (BoneGen) was previously approved for marketing by BioLok and has been sold by the Company for use in implant dentistry. According to Dr. Harold Alexander, President of Orthogen, the limitations of traditional calcium sulfate led BioLok to develop BoneGen-TR. He noted that existing forms of calcium sulfate products may be resorbed too rapidly by the body, before full bone defect filling can be accomplished. The new BoneGen-TR product has an 18 week period over which full resorbtion occurs, compared to a 4 week resorbtion period for previous products offered. This allows the user to fill larger voids and get full bone regeneration. The application method is not technique sensitive, is easy, gets excellent results and is cost effective.

Traditional calcium sulfate products, including BioLok’s regular BoneGen are considered very technique-sensitive and are used mainly for filling small voids and as an additive to more expensive bone augmentation products to "stretch" the volume, reduce overall cost and enhance bone formation. BoneGen-TR is designed as a stand-alone product, having a substantially longer resorbtion rate, and costing significantly less than other materials in the market.

Recent problems in the bone augmentation market, makes BoneGen-TR an even more compelling new product. In the last few months there have been recalls of potentially contaminated human source material used for bone augmentation. In several high profile cases, this included the bone and tissue bank marketing of freeze dried human bone that was illegally harvested from cadavers and from bone cancer victims.   Furthermore, animal, human and disease issues, such as mad cow disease, the third case in the US reported last week, have emerged as new found concerns. Other bone augmentation materials contain bio-active glass or silicon, which do not resorb leaving residual particles that may cause a long term problem. Accordingly, many healthcare professionals are seeking an alternative synthetic material. Now cleared for marketing by the FDA, BoneGen-TR addresses the dental professionals need for a fully resorbable product with fully demonstrated safety and efficacy.

BioLok is ready for limited distribution of BoneGen-TR in the US for clinical evaluation and intends to have the product available for mass distribution in June/July 2006. A large multi-center, multi-national clinical study to enhance the product's marketability will be conducted in April in Argentina, Australia and Spain at multiple private practices and universities. Now that BioLok has FDA clearance for marketing BoneGen-TR, US clinical studies will be started at multiple private practices and Universities, all with a common protocol so that all the results can be used together.

BioLok also intends to explore opportunities to market BoneGen-TR for uses outside of dentistry. The Company will soon implement initiatives to identify licensing partnerships to distribute a version of this unique bone regeneration product for orthopedic applications.

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BioLok International Inc. (OTCBB: BLLI) is merging cell biology and technology to develop and market products for the dental implant and tissue regeneration markets. The Company is the worldwide manufacturer and distributor of the BioLok Precision Dental Implant System. BioLok offers a superior line of dental implants that incorporate many patented features and are synonymous with quality, fit of components, leading edge technology and design, and ease of use. Additional information is available on the Company's Web site at http://www.biolok.com.
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With the exception of the historical information contained in the release, the matters described herein contain certain "forward-looking statements" that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical fact may be deemed to contain forward-looking statements, including, but not limited to, deployment of new services, growth of the customer base, and growth of the service area, among other items. Actual results may differ materially from those anticipated in any forward-looking statement with regard to magnitude, timing or other factors. Deviation may result from risk and uncertainties, including, without limitation, the Company's dependence on third parties, market conditions for the sale of services, technical factors affecting networks, availability of capital and other risks and uncertainties. More detailed information about these risk factors are set forth and may be updated from time to time in filings by BioLok International, Inc. with the Securities and Exchange Commission, including the Company's most recent quarterly report on Form 10-Q and other publicly available information regarding the Company. The Company disclaims any obligation to update information contained in any forward-looking statement.

BioLok International Contact:	Investor Relations Contact:
Bruce L. Hollander	Jordan M. Darrow
President/CEO	Darrow Associates, Inc.
954-698-9998	631-367-1866
blh@biolok.com	jdarrow@optonline.net

Jordan M. Darrow
P.O. Box 10011
Melville, NY 11747
Tel. 631-367-1866
Fax. 631-614-3612
jdarrow@optonline.net